Anglesey Aluminium to de-commission all smelting related activities

8th September 2010

Anglesey Aluminium Metal, jointly owned by Rio Tinto Alcan (51 per cent) and Kaiser Aluminium (49 per cent), has confirmed that all smelting related activities at the Anglesey Aluminium operational site will be de-commissioned. The decommissioning will be done while respecting all standards concerning health, safety and environment

In September 2009 the production of aluminium ceased due to the company not being able to source a commercially viable power contract. Anglesey, which now employs approximately 90 people, will continue to operate a re- melt business whilst continuing work to promote economic activity in Holyhead and the surrounding area.

Over the last 18 months Anglesey Aluminium have worked in partnership with Isle of Anglesey County Council and the Welsh Assembly Government to investigate the possibility of using their site infrastructure and land to try to create as many jobs as possible for the local community. It is hoped that over time there will be at least as many employment opportunities created as there was when AAM was fully operational.

Part of AAM’s recent activity has been to work in partnership with IOACC, WAG and Stena to trial the use of the AAM jetty for the berthing of cruise ships. This project has been a great success as over 17 ships have berthed at the newly refurbished jetty with the local and wider economy benefitting from passengers going into the local town and surrounding area and this has resulted in bookings being taken for future years; excellent feedback has been received from the cruise ship operators.

The operational site will take around 12 months to be de-commissioned with the infrastructure and buildings being used to create new economic activity.

The Biomass project continues whilst AAM await the approval of their section 36 application. Potentially this project may be sold as a private business opportunity.

Anglesey Aluminium was established as a joint venture between Rio Tinto and Kaiser Aluminium in 1971 and currently has an annual production in excess of 80,000 tonnes of billet.